Exhibit 8.2

February 8, 2013

Outdoor Channel Holdings, Inc.

43445 Business Park Drive, Suite 103

Temecula, CA 92590

Re: Acquisition of Outdoor Channel and IM by Parent

Ladies and Gentlemen:

We have acted as counsel to Outdoor Channel Holdings, Inc., a Delaware corporation (“Outdoor Channel”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of November 15, 2012 (the “Merger Agreement”), by and among Outdoor Channel, InterMedia Outdoor Holdings, Inc., a Delaware corporation (“Parent”), InterMedia Outdoors Holdings, LLC, a Delaware limited liability company (“IM”), Outdoor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“IM Merger Sub”), and Outdoor Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Outdoor Channel Merger Sub”). Pursuant to the Merger Agreement, (i) Outdoor Channel Merger Sub will merge with and into Outdoor Channel (the “Outdoor Channel Merger”), with Outdoor Channel as the surviving entity of the Outdoor Channel Merger, and (ii) IM Merger Sub will merge with and into IM, with IM as the surviving entity (the “IM Merger,” and taken together with the Outdoor Channel Merger, the “Mergers”).

The Mergers and certain other matters contemplated by the Merger Agreement are described in the Registration Statement of Parent on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus relating to the Mergers (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement or the Registration Statement. Any section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof: (i) that the Mergers will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Prospectus, the Outdoor Channel Merger and the IM Merger will be effective under applicable state law, and the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy, at all times through the Effective Time, of the tax representation letters to be delivered to us in connection with the effectiveness of the Registration Statement by Parent, IM and Outdoor Channel; (iii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, IM and Outdoor Channel in the Merger Agreement or the Prospectus or otherwise made to us; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, IM or Outdoor Channel or similarly qualified are true and accurate and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, we are of the opinion that the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, and as a result:

•

a U.S. holder of Outdoor Channel common stock that, pursuant to the Outdoor Channel Merger, exchanges Outdoor Channel common stock for Parent common stock will not recognize gain or loss upon such exchange;

•

a U.S. holder of Outdoor Channel common stock that, pursuant to the Outdoor Channel Merger, exchanges Outdoor Channel stock for a combination of Parent common stock and cash would recognize gain (but not loss) to the extent of the lesser of the amount of gain realized or the amount of cash received;

•	a U.S. holder of Outdoor Channel common stock that receives only cash in the Outdoor Channel Merger would recognize any gain or loss realized;

•

the aggregate tax basis of any Parent common stock received by a U.S. holder will be equal to the aggregate tax basis of the Outdoor Channel common stock surrendered by such holder, increased by the amount of any gain recognized and decreased by the amount of any cash received; and

•	the holding period of any Parent common stock received by a U.S. holder will include the holding period of the Outdoor Channel common stock surrendered by such U.S. holder.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws, including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Our opinion is limited to the U.S. federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Mergers under foreign, state, or local tax law.

We hereby consent to the filing of this opinion in the Registration Statement of Parent on Form S-4. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation